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                                                                    EXHIBIT 10.3

                 JOINT VENTURE PARTNER SUBSTITUTION AGREEMENT



Majority Partner:      D.V.S. H.K. Limited ("DVS")



Legal Address:         Unit 22-23A, Level 18, Landmark North, 39 Lung Sum
                               Avenue, Sheung Shui, New Territories, Hong Kong



Legal Representative:  Dr. Edmund Sun



New Minority Partner:  Pacific Electrical Manufacturing Co., Ltd. ("Pacific")



Legal Address:         Beijing Minzu Hotel, 51 Fuxingmennel Street, Suites
                               2205-2206, Beijing, China 100031



Legal Representative:  Dr. An Yueh Zehan



     WHEREAS, DVS and Panyu Tian Le Electrical Manufacturing Co. ("Tian Le") entered into a Joint Venture Contract in August 1997, pursuant to which the Panyu D.V.S. Electrical Appliances Manufacturing Co., Ltd. was formed (the "Joint Venture"); and

     WHEREAS, the Joint Venture was initially owned 51% by DVS and 49% by Tian Le, and in December 1997, DVS purchased from Tian Le its entire 49% interest in the Joint Venture, with the agreement that Tian Le would hold a 10% interest in the Joint Venture for the benefit of DVS's new Joint Venture Partner until DVS had identified a new Joint Venture partner; and

     WHEREAS, DVS and Pacific have agreed that Pacific will acquire the 10% interest in the Joint Venture currently held by Tian Le, subject to the terms and conditions set forth below;

     NOW, THEREFORE, the parties hereto agree as follows:


1. DVS and Pacific agree that Pacific shall acquire the 10% interest in the Joint Venture previously held by Tian Le for full consideration of 100 RMB. (Dr. An agrees to form a company in Panyu, Guangdong province, China to effectuate such acquisition in accordance with the requirements of Chinese law.)

2. Pacific's 10% interest in the Joint Venture shall be subject to repurchase by DVS at any time, at DVS's sole discretion, for an aggregate amount equal to 100 RMB.

3. Pacific agrees that from the date of this agreement until such time as DVS has recovered all of its contributed capital from the Joint Venture (in addition to any profits from operations), DVS shall receive all profits from the operation of and capital distribution from the Joint Venture including (a) profits that would otherwise be payable to Pacific as a return on his 10% interest in the Joint Venture and (b) any return of Pacific's capital contributed to the Joint Venture (which shall be the capital contributed by Tian Le).

4. Pacific shall assist DVS in obtaining any required governmental approvals necessary to complete the substitution of Pacific for Tian Le as DVS's new Joint Venture partner.

5. DVS shall be entitled to designate all of the directors, the General Manager and all other personnel for the Joint Venture and to otherwise direct the management of the Joint Venture.
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6.   Dr. An is the sole owner of Pacific, which is serving as a Joint Venture partner, Dr. An shall be appointed the General Counsel for the Joint Venture during the period that he is a Joint Venture partner. Dr. An shall not receive any special compensation for his service as General Counsel, but he shall be entitled to be compensated for his legal services provided to the Joint Venture at his usual and customary rate or as otherwise agreed to by Dr. An and the Joint Venture.

7. DVS agrees to pay the costs of completing the substitution of Pacific for Tian Le.

8. DVS agrees to hold Pacific harmless and free of any obligations, contingent liabilities, or other costs resulting from any obligations or liabilities which have accrued, or may accrue from the Joint Venture and its operations in connection with Pacific's acquisition of the 10% interest in the Joint Venture formerly held by Tian Le, including without limitation for the payment of taxes, legal fees or other costs resulting from such acquisition. Notwithstanding the foregoing, Pacific agrees that Pacific shall be fully responsible for any obligations, contingent liabilities or other costs resulting from Pacific's failure to timely make all filings and obtain all consents required to be filed or obtained by Pacific in connection with its acquisition of the 10% interest in the Joint Venture.

9. Following the substitution of Dr. An's company "Pacific" for Tian Le as a 10% holder in the Joint Venture, the Joint Venture shall maintain its current form of organization as a limited liability company and equity joint venture in accordance with the Law of the People's Republic of China on Sino-Foreign Equity Joint Ventures and other relevant laws and regulations of China and the province of Guangdong.

10. All issues not expressly covered by this agreement shall be resolved by good faith negotiations between the parties. If negotiations are unsuccessful, any dispute shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration according to its provisional rules of arbitration procedure. The arbitration award shall be final and binding on both parties. The costs of such arbitration (including reasonable legal fees) shall be borne by the DVS party. During the arbitration proceeding, this agreement shall continue to be performed except for the portion which is subject to the dispute under arbitration.

11. All disputes arising in connection with this agreement shall apply the rule of laws of China.

12. This agreement has been memorialized in both Chinese and English, and each such version, when duly executed, shall be a valid and binding legal document. There are two (2) original copies of each version, and each party shall keep a copy of both the Chinese and the English version.

13. This agreement is binding upon signing by the legal representatives of both parties.


MAJORITY JOINT VENTURE PARTNER:     MINORITY JOINT VENTURE PARTNER


D.V.S. H.K. Limited                 Pacific Electrical
                                    Manufacturing Co., Ltd.



By:                                By:
   ---------------------------        ----------------------------
   Name:                              Name:
   Title:                             Title: